EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 EARNINGS

Coldwater, Michigan, February 18, 2011: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported net income of $3,098,000 for 2010 compared to $1,936,000 for 2009. Earnings per share were $1.34 for the full year of 2010 compared to $0.84 in 2009. Fourth quarter 2010 net income was $723,000 compared to $685,000 in the fourth quarter of 2009.

Total consolidated assets at December 31, 2010 were $493.9 million compared to $462.4 million at December 31, 2009.

During 2010, Southern provided $1,375,000 for loan losses, with an allowance for loan losses at December 31, 2010 of $5,694,000, or 1.84% of loans. This compared to provision expense of $2,725,000 for 2009, with an allowance at December 31, 2009 of $6,075,000, or 1.82% of loans. The decrease in the provision for loan losses resulted primarily from reduced net charge-offs and a reduction in specific reserves on impaired loans. Net charge-offs totaled $1,756,000 for 2010, down from $3,754,000 in 2009. Non-performing loans totaled $5,294,000 at December 31, 2010, or 1.71% of total loans, representing a decrease of $2,305,000, or 30.3% from December 31, 2009.

Southern's 3.95% net interest margin for 2010 remained strong when compared to peers. Southern's net interest margin was 4.14% for 2009. The decrease in net interest margin was attributable to reduced levels of loans in 2010, partially offset by a reduction in deposit rates.

Non-interest income for 2010 was slightly higher at $7,207,000 compared to $7,172,000 in 2009. The increase was primarily a result of increased gains on loan sales and gains on life insurance proceeds, partially offset by reduced service charges on deposit accounts and a reduction in investment security gains.

Total non-interest expense decreased $712,000, or $3.8%, for 2010 as compared to 2009. Professional and outside services expense decreased $413,000, or 30.5%, primarily due to costs associated with merging the two subsidiary banks in 2009. Automated teller machine expense decreased $188,000 in 2010 as compared to 2009, as the merger of the two subsidiary banks facilitated a conversion to one operating system in the fourth quarter of 2009. FDIC deposit insurance assessments were $215,000 lower in 2010 due to a one-time industry-wide special assessment in June of 2009. In addition, other real estate owned (OREO) expenses and loss on the sale of OREO totaled $410,000 for 2010, a decrease of $227,000, or 35.6%, as compared to the 2009 expense of $637,000.

The annualized return on average assets for 2010 and 2009 was 0.65% and 0.41%, respectively. The annualized return on average equity was 6.56% for 2010 compared to 4.29% for 2009.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "While we are pleased with both the revenue and expense improvements we achieved from 2009, we remain cautious about the year ahead and the realities facing the banking industry. The recently enacted Dodd-Frank regulatory reform legislation, including the Durbin amendment, and the Healthcare Reform bill, as they are currently written, will add additional complexity, reduce fee income, and add costs to the operations of all community banks."

Castle continued, "While we believe the emergence from the national recession will continue slowly over a prolonged period, 2011 should be a pivotal year for us. We will continue to closely monitor asset quality, as well as look for ways to increase operating efficiencies. Good progress was made in both of these critical areas during 2010, and we will continue to place emphasis on them again in 2011."

Southern Michigan Bancorp, Inc. is a bank holding company and the parent company of Southern Michigan Bank & Trust. It operates 17 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties, providing a broad range of consumer, business and wealth management services throughout the region.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "will", "believe", "should", "continue", "look for" and other similar words or expressions. All statements with reference to a future time period are forward-looking. Management's determination of the provision and allowance for loan losses and other accounting estimates, such as the carrying value of goodwill and mortgage servicing rights and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment), involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to successfully implement new programs and initiatives, increase efficiencies, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Southern Michigan Bancorp, Inc. does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in "Part II, Item 1A - Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2010	December 31, 2009

	(In thousands, except share data)
ASSETS
Cash and due from banks	$78,833	$24,814
Federal funds sold	275	2,540
Securities available for sale	59,228	56,948
Loans held for sale	2,637	605
Loans, net of allowance for loan losses of $5,694 in 2010 (2009 - $6,075)	303,830	327,004
Premises and equipment, net	12,599	12,914
Accrued interest receivable	2,107	2,054
Net cash surrender value of life insurance	9,965	9,881
Goodwill	13,422	13,422
Other intangible assets, net	2,005	2,355
Other assets	8,979	9,872
TOTAL ASSETS	$493,880	$462,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$59,942	$55,250
Interest bearing	349,959	325,655
Total deposits	409,901	380,905

Securities sold under agreements to repurchase	15,027	14,799
Accrued expenses and other liabilities	4,476	4,039
Other borrowings	10,079	10,832
Subordinated debentures	5,155	5,155
Common stock subject to repurchase obligation in Employee
Stock Ownership Plan, shares outstanding - 107,627 in 2010
(101,999 shares in 2009)	1,399	945
Total liabilities	446,037	416,675

Shareholders' equity:
Preferred stock, 100,000 shares authorized; none issued or outstanding
Common stock, $2.50 par value per share:
Authorized-4,000,000 shares	-	-
Issued-2,340,717 shares in 2010 (2,323,410 shares in 2009)
Outstanding (other than ESOP shares)-2,233,090 shares in 2010 (2,221,411 shares in 2009)	5,583	5,553
Additional paid-in capital	18,033	18,363
Retained earnings	24,692	22,062
Accumulated other comprehensive income (loss), net	(168)	193
Unearned Employee Stock Ownership Plan shares	(297)	(437)
Total shareholders' equity	47,843	45,734

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$493,880	$462,409

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Interest income:
Loans, including fees	$4,760	$4,971	$19,187	$19,852
Securities:
Taxable	130	239	604	1,134
Tax-exempt	189	199	769	883
Other	56	27	155	69
Total interest income	5,135	5,436	20,715	21,938

Interest expense:
Deposits	914	1,110	3,777	4,671
Other	178	185	693	729
Total interest expense	1,092	1,295	4,470	5,400
Net Interest Income	4,043	4,141	16,245	16,538
Provision for loan losses	600	425	1,375	2,725
Net interest income after provision for loan losses	3,443	3,716	14,870	13,813

Non-interest income:
Service charges on deposit accounts	578	655	2,412	2,746
Trust fees	257	271	997	987
Net securities gains	-	275	207	682
Net gains on loan sales	617	153	1,301	756
Earnings on life insurance assets	106	107	349	358
Income from automated teller machines	237	189	897	703
Gain on life insurance proceeds	-	-	156	-
Other	236	222	888	940
Total non-interest income	2,031	1,872	7,207	7,172

Non-interest expense:
Salaries and employee benefits	2,608	2,447	10,075	9,802
Occupancy, net	285	304	1,353	1,351
Equipment	213	245	896	917
Printing, postage and supplies	155	145	592	615
Telecommunication	105	109	386	372
Software maintenance	108	100	410	415
Professional and outside services	256	355	941	1,354
Amortization of other intangibles	88	90	350	362
Automated teller machines	88	417	333	521
FDIC deposit assessments	167	179	640	855
Other real estate owned	51	30	195	319
Loss(gain) on sale of other real estate owned	(25)	130	215	318
Other	484	237	1,872	1,769
Total non-interest expense	4,583	4,788	18,258	18,970
INCOME BEFORE INCOME TAXES	891	800	3,819	2,015
Federal income tax provision	168	115	721	79
NET INCOME	$723	$685	$3,098	$1,936

Basic Earnings Per Common Share	$0.30	$0.29	$1.34	$0.84
Diluted Earnings Per Common Share	$0.30	$0.29	$1.34	$0.84
Dividends Declared Per Common Share	$0.05	$0.05	$0.20	$0.20